EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Banner Corporation of our report dated March 16, 2015, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Banner Corporation and Subsidiaries, which report appears in the Form 10-K of Banner Corporation for the year ended December 31, 2014, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Moss Adams LLP

Portland, Oregon

December 10, 2015